Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, July 21, 2020

COMMERCE BANCSHARES, INC. REPORTS
SECOND QUARTER EARNINGS PER SHARE OF $.34

        Commerce Bancshares, Inc. announced earnings of $.34 per common share for the three months ended June 30, 2020, compared to $.91 per share in the same quarter last year and $.44 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. for the second quarter of 2020 amounted to $39.9 million, compared to $108.0 million in the second quarter of 2019 and $51.9 million in the prior quarter. For the quarter, the return on average assets was .54%, the return on average common equity was 4.77% and the efficiency ratio was 58.1%.

For the six months ended June 30, 2020, earnings per common share totaled $.78 compared to $1.72 for the first six months of 2019. Net income attributable to Commerce Bancshares, Inc. amounted to $91.7 million for the six months ended June 30, 2020 compared to $205.1 million in the comparable period last year. Year to date, the return on average assets was .66% and the return on average common equity was 5.61%.

In announcing these results, John Kemper, Chief Executive Officer, said, “While uncertainty surrounding the U.S. economy continued throughout the second quarter, we are cautiously optimistic about its resilience and encouraged by the strength of our customers and communities. Businesses have begun to reopen and adapt to the evolving COVID-19 operating environment and customer spending is rebounding from its lows in the second quarter. Commerce has always been committed to standing by our customers in difficult times. As part of our commitment, we have suspended foreclosure proceedings, offered fee waivers, and mobilized many internal resources to provide our commercial customers access to funding through the Paycheck Protection Program (PPP). In addition to the pandemic, our country is grappling with new, jarring reminders of the work that needs to be done to create a more just and equitable society, with broadened access to the wealth-creating engine of our economy. Commerce is committed to doing its part to create the positive and enduring change that is needed. Our strong culture, industry-leading capital levels, and commitment to sound credit policy enable us to be a source of stability for our team members, customers and communities in this period of uncertainty."

Mr. Kemper continued, “While net income was lower this quarter, it was mainly impacted by additional reserves recorded for future loan losses. Excluding the provision for credit losses and securities losses, net income grew modestly over the first quarter. A slight increase in net interest income and lower expense more than offset the decline in fee income this quarter. Compared to the prior quarter, consumer and business spending declined significantly, which negatively impacted bank card revenue. The PPP loan program drove tremendous growth in business loans this quarter, overshadowing strong growth in personal real estate loans. We secured funding for 7,443 customers to receive $1.5 billion in PPP loans, with a median loan size of $34 thousand. The net interest margin declined 39 basis points this quarter, reflecting not only the significant decline in interest rates over

Exhibit 99.1
the past quarter, but also the rapid growth in deposits during the current quarter, which substantially increased our low-yielding balances held at the Federal Reserve.”

Mr. Kemper continued, "This quarter net loan charge-offs totaled $8.4 million, compared to $10.9 million in the prior quarter and $11.3 million in the second quarter of 2019. The ratio of annualized net loan charge-offs to average loans was .21% in the current quarter, .30% in the prior quarter and .32% in the second quarter of last year. Net loan charge-offs on commercial loans totaled $3.2 million this quarter. Net loan charge-offs on personal banking loans decreased $6.1 million to $5.2 million, mostly the result of new payment relief programs, which lowered consumer credit card loan net charge-offs noticeably this quarter. Further, while net charge-offs were mostly uneventful this quarter, the provision for credit losses exceeded net loan charge-offs by $72.1 million, as the economic forecast utilized in our CECL model deteriorated significantly from our expectation at the end of the first quarter, driving a second consecutive quarter of substantial increases to our reserves.”

Total assets at June 30, 2020 were $30.5 billion, total loans were $16.4 billion, and total deposits were $24.5 billion. During the quarter, the Company paid a common cash dividend of $.27 per share, representing an 8.9% increase over the rate paid in 2019, and also paid an annualized 6% cash dividend on its preferred stock.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 150 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release, including management's discussion of second quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Matthew Burkemper, Investor Relations
at 8000 Forsyth, Mailstop: CBIR-1
Clayton, MO 63105
or by telephone at (314) 746-7485
Web Site: http://www.commercebank.com
Email: matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
FINANCIAL SUMMARY
Net interest income	$203,057	$201,065	$211,634	$404,122	$415,122
Non-interest income	117,515	123,663	127,259	241,178	248,499
Total revenue	320,572	324,728	338,893	645,300	663,621
Investment securities losses, net	(4,129)	(13,301)	(110)	(17,430)	(1,035)
Provision for credit losses	80,539	57,953	11,806	138,492	24,269
Non-interest expense	187,512	193,698	189,779	381,210	381,204
Income before taxes	48,392	59,776	137,198	108,168	257,113
Income taxes	9,661	10,173	28,899	19,834	51,759
Non-controlling interest (income) expense	(1,132)	(2,254)	328	(3,386)	245
Net income attributable to Commerce Bancshares, Inc.	39,863	51,857	107,971	91,720	205,109
Preferred stock dividends	2,250	2,250	2,250	4,500	4,500
Net income available to common shareholders	$37,613	$49,607	$105,721	$87,220	$200,609
Earnings per common share:
Net income — basic	$.34	$.44	$.91	$.78	$1.72
Net income — diluted	$.34	$.44	$.91	$.78	$1.72
Effective tax rate	19.51%	16.40%	21.11%	17.78%	20.15%
Tax equivalent net interest income	$206,253	$204,402	$215,203	$410,655	$422,307
Average total interest earning assets (1)	$28,193,312	$24,691,014	$23,939,495	$26,442,163	$23,907,357
Diluted wtd. average shares outstanding	110,896,858	111,375,938	115,239,850	111,136,398	115,526,352

RATIOS
Average loans to deposits (2)	69.22%	72.57%	70.97%	70.78%	70.96%
Return on total average assets	.54	0.80	1.73	.66	1.66
Return on average common equity (3)	4.77	6.48	14.46	5.61	14.06
Non-interest income to total revenue	36.66	38.08	37.55	37.37	37.45
Efficiency ratio (4)	58.10	59.17	55.88	58.64	57.29
Net yield on interest earning assets	2.94	3.33	3.61	3.12	3.56

EQUITY SUMMARY
Cash dividends per common share	$.270	$.270	$.248	$.540	$.496
Cash dividends on common stock	$30,174	$30,292	$28,682	$60,466	$57,540
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$4,500	$4,500
Book value per common share (5)	$28.81	$27.86	$26.22
Market value per common share (5)	$59.47	$50.35	$56.82
High market value per common share	$69.77	$71.92	$59.01
Low market value per common share	$48.06	$45.51	$53.93
Common shares outstanding (5)	111,533,315	111,535,295	115,424,027
Tangible common equity to tangible assets (6)	10.12%	11.13%	11.25%
Tier I leverage ratio	10.78%	11.13%	11.75%

OTHER QTD INFORMATION
Number of bank/ATM locations	312	317	319
Full-time equivalent employees	4,856	4,854	4,857
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2019.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Interest income	$213,323	$221,485	$226,665	$231,743	$238,412	$434,808	$466,277
Interest expense	10,266	20,420	24,006	28,231	26,778	30,686	51,155
Net interest income	203,057	201,065	202,659	203,512	211,634	404,122	415,122
Provision for credit losses	80,539	57,953	15,206	10,963	11,806	138,492	24,269
Net interest income after credit losses	122,518	143,112	187,453	192,549	199,828	265,630	390,853
NON-INTEREST INCOME
Bank card transaction fees	33,745	40,200	41,079	44,510	42,646	73,945	82,290
Trust fees	37,942	39,965	40,405	39,592	38,375	77,907	75,631
Deposit account charges and other fees	22,279	23,677	24,974	24,032	23,959	45,956	46,977
Capital market fees	3,772	3,790	2,536	1,787	1,944	7,562	3,823
Consumer brokerage services	3,011	4,077	4,139	4,030	3,888	7,088	7,635
Loan fees and sales	4,649	3,235	3,465	4,755	4,238	7,884	7,547
Other	12,117	8,719	26,863	14,037	12,209	20,836	24,596
Total non-interest income	117,515	123,663	143,461	132,743	127,259	241,178	248,499
INVESTMENT SECURITIES GAINS (LOSSES), NET	(4,129)	(13,301)	(248)	4,909	(110)	(17,430)	(1,035)
NON-INTEREST EXPENSE
Salaries and employee benefits	126,759	128,937	126,901	123,836	120,062	255,696	242,190
Net occupancy	11,269	11,748	12,218	12,293	11,145	23,017	22,646
Equipment	4,755	4,821	4,859	4,941	4,790	9,576	9,261
Supplies and communication	4,427	4,658	4,851	5,106	5,275	9,085	10,437
Data processing and software	23,837	23,555	23,934	23,457	23,248	47,392	45,508
Marketing	3,801	5,979	3,951	6,048	6,015	9,780	11,915
Other	12,664	14,000	18,460	15,339	19,244	26,664	39,247
Total non-interest expense	187,512	193,698	195,174	191,020	189,779	381,210	381,204
Income before income taxes	48,392	59,776	135,492	139,181	137,198	108,168	257,113
Less income taxes	9,661	10,173	28,214	29,101	28,899	19,834	51,759
Net income	38,731	49,603	107,278	110,080	108,299	88,334	205,354
Less non-controlling interest expense (income)	(1,132)	(2,254)	398	838	328	(3,386)	245
Net income attributable to Commerce Bancshares, Inc.	39,863	51,857	106,880	109,242	107,971	91,720	205,109
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	4,500	4,500
Net income available to common shareholders	$37,613	$49,607	$104,630	$106,992	$105,721	$87,220	$200,609
Net income per common share — basic	$.34	$.44	$.94	$.93	$.91	$.78	$1.72
Net income per common share — diluted	$.34	$.44	$.93	$.93	$.91	$.78	$1.72

OTHER INFORMATION
Return on total average assets	.54%	.80%	1.65%	1.72%	1.73%	.66%	1.66%
Return on average common equity (1)	4.77	6.48	13.90	14.21	14.46	5.61	14.06
Efficiency ratio (2)	58.10	59.17	56.29	56.66	55.88	58.64	57.29
Effective tax rate	19.51	16.40	20.88	21.04	21.11	17.78	20.15
Net yield on interest earning assets	2.94	3.33	3.36	3.43	3.61	3.12	3.56
Tax equivalent net interest income	$206,253	$204,402	$206,156	$206,958	$215,203	$410,655	$422,307
(1)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	June 30, 2020	March 31, 2020	June 30, 2019
ASSETS
Loans
Business	$6,858,217	$5,773,865	$5,257,682
Real estate — construction and land	932,022	873,402	909,784
Real estate — business	2,941,163	2,960,308	2,867,831
Real estate — personal	2,690,542	2,464,819	2,160,515
Consumer	1,966,707	1,941,787	1,927,623
Revolving home equity	334,627	349,735	357,406
Consumer credit card	666,597	706,753	776,333
Overdrafts	5,179	3,143	3,074
Total loans	16,395,054	15,073,812	14,260,248
Allowance for credit losses on loans	(240,744)	(171,653)	(161,182)
Net loans	16,154,310	14,902,159	14,099,066
Loans held for sale	12,785	6,214	20,067
Investment securities:
Available for sale debt securities	10,317,427	8,678,586	8,682,303
Trading debt securities	28,813	24,291	36,508
Equity securities	4,128	4,038	4,744
Other securities	117,761	155,074	130,038
Total investment securities	10,468,129	8,861,989	8,853,593
Federal funds sold and short-term securities purchased under agreements to resell	—	400	—
Long-term securities purchased under agreements to resell	850,000	850,000	700,000
Interest earning deposits with banks	1,404,968	474,156	492,318
Cash and due from banks	391,268	401,185	456,192
Premises and equipment — net	368,565	369,745	363,554
Goodwill	138,921	138,921	138,921
Other intangible assets — net	7,179	8,433	8,763
Other assets	699,996	779,815	639,700
Total assets	$30,496,121	$26,793,017	$25,772,174
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$9,700,261	$6,952,236	$6,274,838
Savings, interest checking and money market	12,792,993	12,049,279	11,452,849
Certificates of deposit of less than $100,000	590,635	619,758	613,505
Certificates of deposit of $100,000 and over	1,443,078	1,154,590	1,488,416
Total deposits	24,526,967	20,775,863	19,829,608
Federal funds purchased and securities sold under agreements to repurchase	1,740,438	1,428,013	2,394,294
Other borrowings	1,475	756,461	4,510
Other liabilities	869,072	580,216	372,399
Total liabilities	27,137,952	23,540,553	22,600,811
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	563,978	563,978	559,432
Capital surplus	2,136,874	2,133,623	2,077,491
Retained earnings	232,082	224,643	384,232
Treasury stock	(69,112)	(69,149)	(106,106)
Accumulated other comprehensive income	349,261	253,136	108,898
Total stockholders’ equity	3,357,867	3,251,015	3,168,731
Non-controlling interest	302	1,449	2,632
Total equity	3,358,169	3,252,464	3,171,363
Total liabilities and equity	$30,496,121	$26,793,017	$25,772,174

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
ASSETS:
Loans:
Business	$6,760,827	$5,493,657	$5,362,020	$5,263,312	$5,142,794
Real estate — construction and land	895,648	924,086	901,367	920,206	908,777
Real estate — business	2,962,076	2,853,632	2,820,189	2,883,379	2,868,503
Real estate — personal	2,582,484	2,390,716	2,283,530	2,175,156	2,135,048
Consumer	1,944,265	1,950,491	1,961,631	1,924,434	1,907,979
Revolving home equity	343,210	350,256	347,527	354,040	361,673
Consumer credit card	663,911	727,569	749,056	763,377	766,080
Overdrafts	2,912	4,044	18,322	9,240	4,889
Total loans	16,155,333	14,694,451	14,443,642	14,293,144	14,095,743
Allowance for credit losses on loans	(171,616)	(139,482)	(159,776)	(160,387)	(161,403)
Net loans	15,983,717	14,554,969	14,283,866	14,132,757	13,934,340
Loans held for sale	6,363	12,875	15,363	19,882	20,731
Investment securities:
U.S. government and federal agency obligations	776,240	802,556	826,702	825,544	843,974
Government-sponsored enterprise obligations	114,518	134,296	184,973	181,929	199,506
State and municipal obligations	1,285,427	1,222,595	1,207,584	1,172,259	1,222,008
Mortgage-backed securities	5,325,720	4,685,782	4,685,794	4,712,508	4,614,703
Asset-backed securities	1,342,518	1,182,556	1,258,297	1,297,685	1,412,452
Other debt securities	406,665	321,733	331,167	334,218	331,459
Unrealized gain (loss) on debt securities	281,457	191,275	149,591	152,706	42,009
Total available for sale debt securities	9,532,545	8,540,793	8,644,108	8,676,849	8,666,111
Trading debt securities	31,981	34,055	32,518	29,622	30,169
Equity securities	4,137	4,273	4,200	4,705	4,717
Other securities	139,250	144,096	141,501	134,896	130,433
Total investment securities	9,707,913	8,723,217	8,822,327	8,846,072	8,831,430
Federal funds sold and short-term securities purchased under agreements to resell	92	326	714	1,080	1,601
Long-term securities purchased under agreements to resell	850,000	850,000	849,986	713,030	700,000
Interest earning deposits with banks	1,755,068	601,420	390,134	226,582	331,999
Other assets	1,461,528	1,368,464	1,315,395	1,292,191	1,251,555
Total assets	$29,764,681	$26,111,271	$25,677,785	$25,231,594	$25,071,656

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$8,843,408	$6,615,108	$6,552,862	$6,290,036	$6,335,620
Savings	1,111,397	952,709	924,282	924,581	929,974
Interest checking and money market	11,441,694	10,777,400	10,618,347	10,409,111	10,642,648
Certificates of deposit of less than $100,000	605,136	622,840	626,944	620,138	605,440
Certificates of deposit of $100,000 and over	1,346,069	1,299,443	1,434,309	1,503,805	1,378,402
Total deposits	23,347,704	20,267,500	20,156,744	19,747,671	19,892,084
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,991,971	1,990,051	1,836,982	1,884,939	1,793,526
Other borrowings	345,162	161,698	94,471	77,248	1,318
Total borrowings	2,337,133	2,151,749	1,931,453	1,962,187	1,794,844
Other liabilities	763,524	466,980	458,094	390,560	307,433
Total liabilities	26,448,361	22,886,229	22,546,291	22,100,418	21,994,361
Equity	3,316,320	3,225,042	3,131,494	3,131,176	3,077,295
Total liabilities and equity	$29,764,681	$26,111,271	$25,677,785	$25,231,594	$25,071,656

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
ASSETS:
Loans:
Business (1)	2.91%	3.50%	3.59%	3.85%	4.02%
Real estate — construction and land	3.95	4.78	5.05	5.46	5.63
Real estate — business	3.71	4.16	4.22	4.42	4.60
Real estate — personal	3.69	3.83	3.85	3.91	3.97
Consumer	4.48	4.78	4.76	4.88	4.77
Revolving home equity	3.50	4.61	4.76	5.17	5.20
Consumer credit card	11.76	12.26	12.11	12.42	12.33
Overdrafts	—	—	—	—	—
Total loans	3.80	4.39	4.47	4.71	4.82
Loans held for sale	8.03	6.15	5.32	6.15	6.98
Investment securities:
U.S. government and federal agency obligations	.46	2.09	2.16	2.36	4.66
Government-sponsored enterprise obligations	3.51	4.19	2.17	2.69	2.32
State and municipal obligations (1)	2.97	3.11	3.05	3.14	3.18
Mortgage-backed securities	2.17	2.37	2.72	2.61	2.70
Asset-backed securities	2.25	2.63	2.62	2.80	2.79
Other debt securities	2.49	2.94	2.82	2.63	2.68
Total available for sale debt securities	2.18	2.54	2.69	2.69	2.97
Trading debt securities (1)	2.93	2.52	2.81	2.91	3.14
Equity securities (1)	48.42	46.78	49.40	35.67	35.97
Other securities (1)	4.36	5.31	6.58	6.19	6.69
Total investment securities	2.24	2.61	2.78	2.76	3.04
Federal funds sold and short-term securities purchased under agreements to resell	—	2.47	2.22	2.57	2.76
Long-term securities purchased under agreements to resell	5.08	3.53	2.26	2.01	2.11
Interest earning deposits with banks	.10	.86	1.61	2.17	2.40
Total interest earning assets	3.09	3.66	3.75	3.90	4.05

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.09	.11	.11	.11	.11
Interest checking and money market	.13	.30	.35	.38	.38
Certificates of deposit of less than $100,000.93		1.15	1.16	1.11	1.01
Certificates of deposit of $100,000 and over	1.08	1.62	1.79	1.99	2.02
Total interest bearing deposits	.25	.45	.52	.58	.55
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.12	.96	1.20	1.74	1.80
Other borrowings	.82	.82	2.05	2.33	1.52
Total borrowings	.22	.95	1.25	1.76	1.80
Total interest bearing liabilities	.25%	.52%	.61%	.73%	.70%

Net yield on interest earning assets	2.94%	3.33%	3.36%	3.43%	3.61%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$171,653	$160,682	$160,682	$161,182	$160,682	$160,682	$159,932
Adoption of ASU 2016-13	—	(21,039)	—	—	—	(21,039)	—
Provision for credit losses on loans	77,491	42,868	15,206	10,963	11,806	120,359	24,269
Net charge-offs (recoveries):
Commercial portfolio:
Business	3,249	(373)	3,036	335	284	2,876	731
Real estate — construction and land	—	—	—	—	(101)	—	(117)
Real estate — business	(6)	(21)	35	(44)	(14)	(27)	(51)
	3,243	(394)	3,071	291	169	2,849	563
Personal banking portfolio:
Consumer credit card	3,584	9,157	8,829	8,568	9,066	12,741	18,024
Consumer	1,362	1,711	2,838	2,069	1,723	3,073	3,647
Overdraft	316	426	507	446	253	742	570
Real estate — personal	(71)	(4)	6	(30)	(21)	(75)	80
Revolving home equity	(34)	(38)	(45)	119	116	(72)	135
	5,157	11,252	12,135	11,172	11,137	16,409	22,456
Total net loan charge-offs	8,400	10,858	15,206	11,463	11,306	19,258	23,019
Balance at end of period	$240,744	$171,653	$160,682	$160,682	$161,182	$240,744	$161,182
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$35,299	$32,250	$1,075	$1,075	$1,075

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.19%	(.03%)	.22%	.03%	.02%	.09%	.03%
Real estate — construction and land	—	—	—	—	(.04)	—	(.03)
Real estate — business	—	—	—	(.01)	—	—	—
	.12	(.02)	.13	.01	.01	.06	.01
Personal banking portfolio:
Consumer credit card	2.17	5.06	4.68	4.45	4.75	3.68	4.70
Consumer	.28	.35	.57	.43	.36	.32	.38
Overdraft	43.65	42.37	10.98	19.15	20.76	42.90	25.27
Real estate — personal	(.01)	—	—	(.01)	—	(.01)	.01
Revolving home equity	(.04)	(.04)	(.05)	.13	.13	(.04)	.07
	.37	.83	.90	.85	.86	.60	.87
Total	.21%	.30%	.42%	.32%	.32%	.25%	.33%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.14%	.07%	.07%	.08%	.08%
Non-performing assets to total assets	.08	.04	.04	.05	.05
Allowance for credit losses on loans to total loans (2)	1.47	1.14	1.09	1.11	1.13

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$19,034	$7,356	$7,489	$7,753	$8,428
Real estate — construction and land	1	2	2	3	3
Real estate — business	1,921	1,532	1,030	2,359	950
Real estate — personal	1,679	1,743	1,699	1,618	1,752
Total	22,635	10,633	10,220	11,733	11,133
Foreclosed real estate	422	422	365	502	897
Total non-performing assets	$23,057	$11,055	$10,585	$12,235	$12,030
Loans past due 90 days and still accruing interest	$24,583	$16,520	$19,859	$16,308	$16,532
(1) As a percentage of average loans (excluding loans held for sale).
(2) Excluding PPP loans, Allowance for credit losses on loans to total loans was 1.62% as of June 30, 2020.

                   Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2020
For the quarter ended June 30, 2020, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $39.9 million, compared to $51.9 million in the previous quarter and $108.0 million in the same quarter last year. The decrease in net income from the previous quarter was primarily the result of an increase in the provision for credit losses. Non-interest income was lower this quarter than in the prior quarter, but non-interest expense also declined by a similar amount. Securities losses decreased this quarter mostly due to lower fair value adjustments on the Company’s private equity investment portfolio. While net interest income increased this quarter, the net interest margin decreased as the contraction of average rates on loans and investment securities was only modestly offset by the declining rate paid on interest bearing liabilities and growth in interest earning assets. Average loans increased $1.5 billion over the previous quarter, while average deposits increased $3.1 billion. For the quarter, the return on average assets was .54%, the return on average common equity was 4.77%, and the efficiency ratio was 58.1%.

Balance Sheet Review
During the 2nd quarter of 2020, average loans totaled $16.2 billion, and increased $1.5 billion over the prior quarter, and grew $2.1 billion, or 14.6%, over the same quarter last year. Period-end loans grew $1.3 billion over the prior quarter and $2.1 billion over June 30, 2019. Compared to the previous quarter, average loan growth was primarily driven by increases in business, personal real estate, and business real estate loans of $1.3 billion, $191.8 million, and $108.4 million, respectively. This growth was partly offset by a decline in consumer credit card loans of $63.7 million. Growth in business loans was the result of demand for Paycheck Protection Plan (PPP) loans, while personal real estate loan balances grew due to a higher portion of loans originated being retained rather than sold during the 2nd quarter of 2020 compared to the previous quarter. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $832 thousand, compared to $39.3 million in the prior quarter, as late in the current quarter the Company resumed selling loans in the secondary market after temporarily pausing sales in the prior quarter.

Total average available for sale debt securities increased $991.8 million over the previous quarter to $9.5 billion, at fair value. The increase in investment securities was mainly the result of growth in mortgage-backed and asset-backed securities. Purchases of securities during the quarter totaled $2.3 billion, and sales, maturities and pay downs were $733.1 million. At June 30, 2020, the duration of the investment portfolio was 2.8 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $3.1 billion this quarter compared to the previous quarter. The increase in deposits resulted from growth in demand ($2.2 billion), interest checking and money market ($664.3 million), savings deposits ($158.7 million), and certificates of deposit ($28.9 million). Compared to the previous quarter, total average commercial, consumer and wealth deposits (including private banking) grew $2.0 billion, $975.6 million and $161.3 million, respectively. The average loans to deposits ratio was 69.2% in the current quarter and 72.6% in the prior quarter. The Company’s average borrowings, which includes customer repurchase agreements, were $2.3 billion in the 2nd quarter of 2020 and $2.2 billion in the prior quarter.

Net Interest Income
Net interest income in the 2nd quarter of 2020 amounted to $203.1 million, an increase of $2.0 million compared to the previous quarter. On a tax equivalent basis, net interest income for the current quarter increased $1.9 million over the previous quarter to $206.3 million. The increase in net interest income was mainly due to lower interest expense on interest bearing liabilities, partly offset by lower income on interest earnings assets. The Company recorded a $1.5 million adjustment to premium amortization on mortgage-backed securities for prepayment speed changes, which lowered interest income this quarter. The net yield on earning assets (tax equivalent) decreased to 2.94%, compared to 3.33% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) decreased $7.8 million, mostly as a result of lower yields on loans, mainly business and business real estate loans and lower average balances of consumer credit card loans. Growth in average business, personal real estate, and business real estate loan balances increased net interest income and partially offset the impact of lower yields. The average tax-equivalent yield on the loan portfolio declined to 3.80%, compared to 4.39% in the previous quarter.

Interest income on investment securities (tax equivalent) decreased $2.9 million from the previous quarter, mainly due to lower interest income earned on U.S. government and federal agency securities as inflation income on treasury inflation-protected securities declined $3.3 million this quarter. An increase in interest income from higher average balances of mortgage-backed securities was partly offset by the $1.5 million premium amortization adjustment, as noted above. The yield on total investment securities was 2.24% in the current quarter, down from 2.61% in the previous quarter.

Interest costs on deposits totaled 25 basis points in the 2nd quarter of 2020, compared to 45 basis points in the prior quarter. Interest expense on deposits decreased $6.3 million this quarter compared to the previous quarter mainly due to lower rates paid on all deposit categories. Borrowing costs decreased $3.8 million this quarter due to lower rates paid on borrowings, especially securities sold under agreements to repurchase, partially offset by higher average Federal Home Loan Bank borrowings, which were paid off as of June 30, 2020. The overall rate paid on interest bearing liabilities was .25% in the current quarter, compared to .52% in the prior quarter.

Non-Interest Income
In the 2nd quarter of 2020, total non-interest income amounted to $117.5 million, a decrease of $9.7 million, or 7.7%, compared to the same period last year and decreased $6.1 million, or 5.0%, compared to the prior quarter. The decrease in non-interest income from the same period last year was mainly due to lower bank card, deposit account, and consumer brokerage service fees, partly offset by growth in capital market fees.

Total net bank card fees in the current quarter decreased $8.9 million, or 20.9%, from the same period last year, and decreased $6.5 million, or 16.1%, compared to the prior quarter. Net corporate card fees decreased $5.8 million from the same quarter of last year mainly due to lower transaction volume. Net debit card fees decreased $1.2 million, or 11.7%, mainly due to lower interchange income. Net merchant income declined $1.0 million, or 19.5%, and net credit card fees decreased $965 thousand, or 24.9%, due to lower fee income. Total net bank card fees this quarter were comprised of fees on corporate card ($17.8 million),

COMMERCE BANCSHARES, INC.        Exhibit 99.1
Management Discussion of Second Quarter Results
June 30, 2020
debit card ($8.8 million), merchant ($4.2 million) and credit card ($2.9 million) transactions.

In the current quarter, trust fees decreased $433 thousand, or 1.1%, from the same period last year, resulting from lower corporate and institutional trust revenue, partially offset by higher private client fee income. Compared to the same period last year, deposit account fees decreased $1.7 million, or 7.0%, mainly due to lower overdraft and return item fees, partly offset by an increase in corporate cash management fees. Additionally, capital market fees grew $1.8 million, or 94.0%, while consumer brokerage service fees decreased $877 thousand, or 22.6%, from amounts recorded in the same quarter last year.

Other non-interest income increased in the 2nd quarter of 2020 compared to the previous quarter mainly due to fair value adjustments to the Company’s deferred compensation plan assets that are held in a trust and are recorded as both an asset and a liability. Fair value equity adjustments on these assets affecting both other income and other expense increased $4.7 million over the previous quarter. For the 2nd quarter of 2020, non-interest income comprised 36.7% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities losses of $4.1 million in the current quarter, compared to losses of $13.3 million in the prior quarter and losses of $110 thousand in the 2nd quarter of 2019. Net securities losses in the current quarter primarily resulted from unrealized losses of $7.5 million in the Company’s private equity investment portfolio, as the economic conditions resulting from the COVID-19 pandemic continued to negatively impact investment valuations. The current quarter’s unrealized losses were partially offset by gains on sales of available for sale securities.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $187.5 million, compared to $189.8 million in the same period last year and $193.7 million in the prior quarter. The decrease in non-interest expense compared to the same period last year was mainly due to lower marketing and other non-interest expense. These decreases were partially offset by higher salaries and employee benefits expense.

Compared to the 2nd quarter of last year, salaries and employee benefits expense increased $6.7 million, or 5.6%, driven mainly by growth in full-time salary costs and higher incentive compensation expense. Full-time equivalent employees totaled 4,856 and 4,857 at June 30, 2020 and 2019, respectively.
For the current quarter compared to the same quarter of last year, marketing expense decreased $2.2 million, or 36.8%. Other non-interest expense decreased mainly due to higher deferred loan origination costs and lower travel and entertainment expense. These decreases to expense were partly offset by a $1.6 million increase in the Company’s deferred compensation liability, and a $795 thousand impairment on the Company’s mortgage servicing rights during the 2nd quarter of 2020. Supplies and communication expense decreased $848 thousand due to lower supplies, postage and bank card issuance expense.

Income Taxes
The effective tax rate for the Company was 19.5% in the current quarter, 16.4% in the previous quarter, and 21.1% in the 2nd quarter of 2019.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2020 amounted to $8.4 million, compared to $10.9 million in the prior quarter and $11.3 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .21% in the current quarter, .30% in the previous quarter, and .32% in the 2nd quarter of last year. Compared to the prior quarter, net loan charge-offs on commercial loans increased $3.6 million to $3.2 million, while net loan charge-offs on personal banking loans decreased $6.1 million to $5.2 million.

In the 2nd quarter of 2020, annualized net loan charge-offs on average consumer credit card loans were 2.17%, compared to 5.06% in the previous quarter, and 4.75% in the same quarter last year. The reduction in net charge-offs during the 2nd quarter was mainly the result of a relief program that allowed consumer credit card customers to skip payments for up to two months. Consumer loan net charge-offs were .28% of average consumer loans in the current quarter, .35% in the prior quarter and .36% in the same quarter last year.

This quarter, the provision for credit losses on loans totaled $77.5 million and was $69.1 million higher than net loan charge-offs. The increase in the provision for credit losses on loans was driven by a significant deterioration of the economic forecast used in our CECL model as of June 30, 2020 due to the COVID-19 pandemic. At June 30, 2020, the allowance for credit losses on loans totaled $240.7 million, or 1.47% of total loans and 1.62% of total loans, excluding PPP loans. Additionally, the provision for credit losses on unfunded lending commitments increased $3.0 million. The liability for unfunded lending commitments at June 30, 2020 was $35.3 million.

At June 30, 2020, total non-performing assets amounted to $23.1 million, an increase of $12.2 million over the previous quarter, which was mostly related to a single energy loan. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($22.6 million and $422 thousand, respectively). At June 30, 2020, the balance of non-accrual loans, which represented .14% of loans outstanding, included business loans of $19.0 million, business real estate loans of $1.9 million, and personal real estate loans of $1.7 million. Loans more than 90 days past due and still accruing interest totaled $24.6 million at June 30, 2020.

Other
During the 2nd quarter of 2020, the Company paid a cash dividend of $.27 per common share, representing an 8.9% increase over the same period last year. The Company also paid an annualized 6% cash dividend on its preferred stock.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.